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                                                                   Exhibit 3.116

                                    AMENDMENT
                                       TO
                               OPERATING AGREEMENT
                                       OF
                       ROCHESTER ENVIRONMENTAL PARK, LLC

       The Operating Agreement dated as of February 26, 1997 relating to the organization and operation of Rochester Environmental Park, LLC (the "Company"), as amended, is hereby further amended as of this 3rd day of February, 2000 as follows:

 1.    Section 2.7 is hereby amended and restated to read as follows:

       1.7. RESIDENT AGENT. The name and address of the Company's resident agent in the Commonwealth of Massachusetts is as listed on Schedule A attached hereto.

2.     Section 2.8 is hereby amended and restated to read as follows:

       2.8 MEMBERS. The name, present mailing address and Percentage of each Member are set forth on Exhibit B hereto.

3. The first sentence of Section 5.1 is hereby amended and restated to read as follows:

       "Casella Waste Systems, Inc. is hereby appointed the manager of the Company (the "Manager").

4. Robert S. Gundersen, as withdrawing member, hereby represents and warrants that his interest in the Company has at all times been 1%, and that Exhibit B to the Operating Agreement, as effective March 9, 1998, erroneously stated his interest in the Company.

       EXECUTED under seal as of the 3rd day of February, 2000.

                                                          ALTERNATE ENERGY, INC,


                                                           By: /s/ [ILLEGIBLE]
                                                              ------------------

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                        ROCHESTER ENVIRONMENTAL PARK, LLC

                               OPERATING AGREEMENT

     This Operating Agreement (this "Agreement") relating to Rochester Environmental Park, LLC (the "Company") is entered into this 26th day of February, 1997, by and among Louis R. Gallo ("Gallo"), David W. Mackley ("Mackley"), Charles W. Johnson ("Johnson") and David L. Valdina ("Valdina").

     The parties have agreed to organize and operate the Company as a limited liability company under the Massachusetts Limited Liability Company Act, M.G.L.
c. 156C as amended from time to time, (the "Act"), in accordance with the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

     ARTICLE 1: CERTAIN DEFINITIONS.

     The following capitalized terms shall have the meaning specified in this
Article 1. Other terms are defined throughout this Agreement and have the meanings respectively ascribed to them.

     "Affiliate" means, with respect to any Member, any Person: (i) which owns more than 25% of the voting interest in the Member; or (ii) in which the Member owns more than 25% of the voting interests; or (iii) in which more than 25% of the voting interests is owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

     "Certificate of Organization" means the Certificate of Organization of the Company to be filed with the Secretary of the Commonwealth of Massachusetts in accordance with the Act.

     "Contributions" means cash, property and other matters contributed to the Company pursuant to Article 3 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

     "Interest" means a Member's share of the profits and losses of, and the right to receive distributions from, and voting rights in, the Company.

     "Manager" means the Person designated as such by this Agreement.

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     "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a Member of the Company in accordance with the terms of this Agreement.

     "Percentage" means the profit percentage set forth after the Member's name on Exhibit B to the Agreement, as amended from time to time.

     "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     ARTICLE 2: FORMATION OF LLC.

     2.1. ORGANIZATION. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, shall cause a Certificate of Organization, in the form attached hereto as Exhibit A, to be executed and filed with the Secretary of the Commonwealth of Massachusetts.

     2.2. NAME OF THE COMPANY. The name of the Company shall be "Rochester Environmental Park, LLC". The Company may do business under that name and under any other name or names which the Manager selects in his sole discretion. If the Company does business under a name other than that set forth in its Certificate of Organization, the Company shall file a trade name or doing business certificate or any other documents as required by applicable law.

     2.3. PURPOSE. The Company is organized to: (a) operate a recycling business and environmental park; (b) own and utilize real and personal property; and (c) engage in any lawful activity for which a limited liability company may be formed under the laws of Massachusetts.

     2.4. POWERS. The Company shall have all of the powers necessary or convenient to the conduct, promotion or attainment of the business, trade, profession, purposes or activities of the Company, including, without limitation, all of the powers of an individual, partnership, corporation or other entity. Specifically included in the powers of the Company are the powers:
(a) to purchase, acquire, own, sell, lease, mortgage, encumber, pledge, hypothecate and otherwise deal with real and personal property to the same extent, and with the same effect, as if the Company was a natural person of full age and competence; (b) to borrow and lend money and to guarantee the indebtedness of any other Person or entity, all on such terms as the Manager may determine subject to

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the terms hereof and provided any such transaction is of demonstrable and material benefit to the Company; and (c) to act as a partner, coventurer and/or other participant in any venture. The foregoing powers are in addition to, and not in limitation of, all powers and authority of the Company.

     2.5. TERM. The term of the Company shall begin upon the filing of the Certificate of Organization with the Secretary of the commonwealth of Massachusetts and shall continue until December 31, 2022, unless its existence is sooner terminated pursuant to Article 7 of this Agreement.

     2.6. OFFICE. The office of the Company in the Commonwealth of Massachusetts shall be located at 50 Cranberry Highway, P.O. Box 310, Rochester, MA 02770, or at any other place within the Commonwealth of Massachusetts which the Manager selects.

     2.7. RESIDENT AGENT. The name and address of the Company's resident agent in the Commonwealth of Massachusetts shall be Louis R. Gallo, 845 Sandwich
Road, P.O. Box 4431, Sagamore, MA 02561.

     2.8. MEMBERS. The name, present mailing address and Percentage of each Member and the Manager are set forth on Exhibit B hereto.

     ARTICLE 3: CONTRIBUTIONS.

     3.1. INITIAL CONTRIBUTIONS. Upon the execution of this Agreement, the Members shall contribute to the Company the cash, property and other matters in the respective amounts set forth on EXHIBIT B attached hereto.

     3.2.   ADDITIONAL CONTRIBUTIONS.

     (a) If, pursuant to Article 5 of this Agreement, 100% of the Members, at any time or from time to time, determine that the Company requires additional Contributions, including the amount thereof, AND that the Members shall be required to make additional Contributions, then each Member shall contribute his share of the additional Contributions. A Member's share of the additional Contributions shall be equal to the product obtained by multiplying the total additional Contributions required by the Member's Percentage. Notice of the additional Contribution shall be sent to each Member and, within thirty (30) days after the mailing of such notice, each Member shall pay to the Company the Member's share by certified check, bank check, wire transfer, or such other means as 100% of the Members so determine.

     (b) Except as provided in Section 3.2.(a), no Member shall be required to contribute any additional capital to the Company, and

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no Member shall have any personal liability for any obligation of the Company in excess of his, her or its requisite contribution.

     3.3. No INTEREST ON CONTRIBUTIONS. Members shall not be paid interest on their Contributions.

     3.4. FORM OF DISTRIBUTIONS. If a Member is entitled to receive a distribution, the Company may make such distribution in the form of consideration, notes, property or a combination thereof as the Manager may determine.

     3.5. CAPITAL ACCOUNTS. A separate Capital Account shall be maintained for each Member.

     3.6.   LOANS.

     (a) INITIAL LOANS. After the execution of this Agreement, the Company shall enter into the loan transactions described on Exhibit C which is annexed hereto and made a part hereof (the "Initial "Loans"). To evidence its obligation to repay the Initial Loans, the Company, acting through the Manager, shall sign and deliver such promissory notes, mortgages, security agreements, pledge agreements, certificates, instruments, documents and other items (the "Initial Loan Documents") with regard to the Company and its properties and assets as the Manager, in his sole discretion, deems appropriate. The Members acknowledge and agree that it is in the best interests of the Company, and that it is necessary for the Company, to borrow the funds to be provided by the Initial Loans and that such Initial Loans will constitute substantial liabilities of the Company and could cause the Company to cease operations and become insolvent if the Company does not fulfill its obligations under the Initial Loan Documents. The Members irrevocably authorize the Manager on behalf of the Company to take all actions which the Manager, in his sole discretion, deems necessary or expedient to consummate the Initial Loans including, but not limited to, the execution of the Initial Loan Documents containing such terms and provisions as the Manager, in his sole discretion, deems appropriate. The authorization set forth in the prior sentence shall be deemed to be coupled with an interest, shall be deemed to be for adequate consideration, and shall be irrevocable. No further authorization or direction from the Members shall be required for the Manager to be deemed to be fully authorized to act for, and to bind, the Company with regard to the Initial Loans and the Initial Loan Documents. The Manager is authorized to consummate the transactions involving the Initial-Loans in such order and at times as the Manager, in his sole discretion, determines; PROVIDED, HOWEVER, that the Manager in his sole discretion may elect to not consummate all Initial Loans and/or to procure such substitute loans for any Initial Loans not consummated all as the Manager, in his sole discretion, deems appropriate; PROVIDED, FURTHER, in no event shall the aggregate principal amount

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of the Initial Loans and loans procured in substitution therefor exceed the principal amount of $3,000,000.00 at the time of consummation of the last of such loans to be consummated without the express written prior consent of all of the Members.

     (b) OTHER LOANS. Without limitation upon Section 3.6.(a), the Manager may, at any time and from time to time, make or cause a loan to be made to the Company by a Member in any amount and on those terms upon which the Member making such loans and the Manager shall agree.

     ARTICLE 4: ALLOCATIONS AND DISTRIBUTIONS.

     4.1.   DEFINITIONS.

     For purposes of this Article 4, the following terms shall have the meanings indicated.

     "Adjusted Capital Account" means, with respect to any Member, the Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

     (i) the Capital Account shall be increased by the amounts which the Member is obligated to restore pursuant to Section 4.5(b) or is deemed obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Regulation Sections 1.704-2(g)(1) and (i)(5); and

     (ii) the capital account shall be reduced by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

     "Adjusted Capital Balance" means, as of any day, a Member's total Capital Contributions less all amounts actually distributed to the Member pursuant to Sections 4.3(c)(iv)(A) and 4.5 hereof. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

     "Capital Account" means the account to be maintained by the Company for each Member in accordance with the following provisions:

     (i) a Member's Capital Account shall be increased by the Member's Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member's distributive share of Profit and any item in the nature of income or gain specially allocated to the Member pursuant to the provisions of Article 4 (other than Section 4.4(c); and

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     (ii)   a Member's Capital Account shall be reduced by the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Article 4 (other than Section 4.4(c)).

     If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

     "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation
Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

     "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

     "Capital Transaction" means any transaction not in the ordinary course of business which results in the Company's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

     "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Manager. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

     "Member Loan Minimum Gain" has the meaning set forth in Regulation Section l.704-2(i)(3).

     "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not

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attributable to a loan made or guaranteed by a Member within the meaning of
Regulation Section 1.704-2(i).

     "Minimum Gain" has the meaning set forth in regulation Section 1.704-2(d). Minimum Gain Shall be computed separately for each Member in a manner consistent with the Regulations under code Section 704(b).

     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

     "Nonrecourse Liability" means any liability of the Company with respect to which no Member has personal liability, as determined in accordance with Code
Section 752 and the Regulations promulgated thereunder.

     "Positive Capital Account" means a Capital Account with a balance greater than zero.

     "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

     (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss; and

     (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

     (iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section
1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

     (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

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     (v)    in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

     (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.4 hereof shall not be taken into account in computing Profit or Loss.

     4.2.   ORDINARY PROFIT, LOSS AND CASH FLOW.

     (a) PROFIT OR LOSS OTHER THAN FROM A CAPITAL TRANSACTION. After giving effect to the special allocations set forth in Section 4.4, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Section 4.3(a) and 4.3(b)) shall be allocated to the Members in proporation to their Percentages.

     (b) CASH FLOW. Cash Flow for each taxable year of the Company shall be distributed to the Members in proportion to their Percentages no later than seventy-five (75) days after the end of the taxable year.

     4.3 ALLOCATION OF PROFIT OR LOSS, AND DISTRIBUTION OF PROCEEDS FROM A CAPITAL TRANSACTION.

            (a) PROFIT. After giving effect to the special allocations set forth in Section 4.4., Profit from a Capital Transaction shall be allocated as follows:

                 (i) If one or more Members has a Negative Capital Account, to those Members, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been reduced to zero.

                 (ii) Any Profit not allocated pursuant to Section 4.3(a)(i) shall be allocated to the Members in proportion to, and to the extent of, the amounts distributable to them pursuant to Section 4.3(c)(iv)(A) and 4.3(c)
(iv)(C).

                 (iii) Any Profit in excess of the foregoing allocations shall be allocated to the Members in proportion to their Percentages.

            (b) LOSS. After giving effect to the special allocations set forth in Section 4.4, Loss from a Capital Transaction shall be allocated as follows:

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                 (i)  If one or more Members has a Positive Capital Account, to those Members, in proportion to their Positive Capital Accounts, until all Positive Capital Accounts have been reduced to zero.

                 (ii) Any Loss not allocated to reduce Positive Capital Accounts to zero pursuant to Section 4.3(b)(i) shall be allocated to the Members in proportion to their Percentages.

            (c) CAPITAL PROCEEDS. Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

            (i) to the payment of all expenses of the Company incident to the Capital Transaction; then

            (ii) to the payment of debts and liabilities of the company then due and outstanding (including all debts due to any Member); then

            (iii) to the establishment of any reserves which the Manager deems necessary for liabilities or obligations of the Company; then

            (iv) the balance shall be distributed as follows:

                 (A) to the Members in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full;

                 (B) if any Member has a Positive Capital Account after the distributions made pursuant to Section 4.3(c)(iv)(A) and before any further allocation of Profit pursuant to Section 4.3(a)(iii), to those Members in proportion to their Positive Capital Accounts; then

                 (C) the balance, to the Members in proportion to their Percentages.

     4.4    SPECIAL ALLOCATIONS.

            (a) QUALIFIED INCOME OFFSET. No Member shall be allocated Losses or deductions if the allocation causes a deficit in the Member's Adjusted Capital Account. If a Member receives (l) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes a deficit in the Member's Adjusted Capital Account at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Member, before any other allocation is made of Company items for that taxable year, in

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the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.4(a) is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under Code Section 704(b). In the event that Profits or Losses or items thereof are allocated to one or more Members pursuant to this
Section 4.4(a), subsequent Profits and Losses shall first be allocated (subject to the provisions of this Section 4.4(a)) to the Members in a manner designed to result in each member having a Capital Account equal to what it would have been had the original allocation of Profits or Losses or items thereof pursuant to Section 4.4 (a) not occurred.

            (b)  MINIMUM GAIN CHARGEBACK. Except as set forth in Regulation
Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Article 4, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section 4.4(b) shall be made first from gain recognized from the disposition of Company assets subject to non-recourse liabilities (within the meaning of the Regulations promulgated under Code
Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.4(b) shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f). With respect to a net decrease in Member Loan Minimum Gain, items of gross income and gain shall be specially allocated in a manner consistent with the principles of the preceding sentence and Regulation Section 1.704-2(i)(4).

            (c)  CONTRIBUTED PROPERTY AND BOOK-UPS. In accordance with Code
Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

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            (d)  CODE SECTION 754 ADJUSTMENT. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

            (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

            (f) MEMBER LOAN NONRECOURSE DEDUCTIONS. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation
Section 1.704-2(i).

            (g) GUARANTEED PAYMENTS. To the extent any compensation paid to any Member by the Company, including any fees payable to any Member pursuant to
Section 5.3 hereof, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person's capacity as a Member within the meaning of Code
Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member's Capital Account shall be adjusted to reflect the payment of that compensation.

            (h) UNREALIZED RECEIVABLES. If a Member's Interest is reduced (provided the reduction does not result in a complete termination of the Member's Interest), the Member's share of the Company's "unrealized receivables" and "substantially appreciated inventory" (within the meaning of Code Section
751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.4 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Manager.

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            (i)  WITHHOLDING. All amounts required to be withheld pursuant to
Code Sections 1441, 1445 and 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

     4.5.   LIQUIDATION AND DISSOLUTION.

            (a) LIQUIDATION. If the Company is liquidated, the assets of the Company shall be distributed to the Members in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Sections 4.2(a) and 4.3(a) and (b), if any, and distributions, if any, of cash or property pursuant to Sections 4.2(b) and 4.3(c).

            (b)  RESERVED.

     4.6.   GENERAL.

            (a) TIMING OF DISTRIBUTION. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

            (b) DISTRIBUTION OF ASSETS. If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Manager. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.3(a) and (b) and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets in liquidation pursuant to Section 4.5.

            (c) ALLOCATION. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year; PROVIDED, HOWEVER, the Company's taxable year shall be segregated into two or more segments in order to account for

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Profit, Loss or proceeds attributable to Capital Transaction or to any other extraordinary non-recurring items of the Company.

            (d) AMENDMENT. The Manager is hereby authorized, upon the advice of the Company's tax counsel, to amend this Article 4 to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to a Member without the Member's prior written consent.

     ARTICLE 5: MANAGEMENT.

     5.1.   MANAGEMENT.

            (a) MANAGER. Gallo is hereby appointed the manager of the Company (the "Manager"). The business and affairs of the Company shall be managed under the direction and control of the Manager, and all powers of the Company shall be exercised by or under the authority of the Manager. No other Person shall have any right or authority to act for or bind the Company except as permitted in this Agreement or as required by law.

            (b) GENERAL POWERS. The Manager shall have the full power to execute and deliver, for and on behalf of the Company, any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements and financing statements pertaining to the Company's assets or obligations. No person dealing with the Manager need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Manager, or as to the authority of the Manager in executing the same.

            (c)  LIMITATION ON AUTHORITY OF MEMBERS.

                 (i) No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

                 (ii) Any Member who takes any action or binds the Company in violation of this Section 5.1(c) shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

            (d) REMOVAL OF MANAGER. If any one or more of the following events occurs, the Members may remove the Manager, and elect a new Manager:

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            (i)   The Manager's willful or intentional violation or reckless disregard of the Manager's duties to the Company; or

            (ii)  The Manager's Involuntary Withdrawal, if he is a Member; or

            (iii) The resignation, death or incapacity of the Manager.

     The determination of whether one or more of such events exist shall be made by those Members holding at least thirty-two (32) of the Percentages then held by Members and shall be final, binding and not reviewable unless the decision was based on a material mistake of fact or law or was arbitrary and capricious.

            (e) SUCCESSOR MANAGER. In the event that the then serving Manager is removed, or, for any reason whatsoever, ceases to serve, a successor Manager shall be chosen by a vote of 100% of the persons who are then Members excluding the Manager who has been removed in the event such Manager is a Member. If the Members cannot agree on a successor Manager within fifteen (15) days after a vacancy in the position of Manager occurs, then the Company shall be managed by the members holding 70% of the Interests in the Company until a successor Manager is chosen. Notwithstanding the foregoing, all Members irrevocably consent to Mackley serving as Manager if Gallo ceases to so serve for any reason whatsoever.

     5.2.   MEETINGS OF AND VOTING BY MEMBERS.

            (a) A meeting of the Members may be called at any time by those Members holding at least ten (10) of the Percentages then held by Members. Meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Person calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings. Notice is also waived if a Member is present at the meeting in person or by proxy without protesting the adequacy of notice at the outset. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than majority of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney-in-fact.

            (b) Except as otherwise provided in this Agreement, the affirmative vote of Members holding a majority of the Percentages then held by Members shall be required to approve any matter coming before the Members.

            (c) In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding a majority of the Percentages then held by Members.

     5.3.   PERSONAL SERVICE.

            (a) No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless set forth herein or approved by the Manager, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company or be entitled to reimbursement for expenses.

            (b) The Manager shall be entitled to compensation for services performed for the Company. The initial salary of the Manager shall be $85,000.00 per year (plus benefits as determined by the Manager) subject to no increases except as provided herein; PROVIDED, HOWEVER, that such salary may be increased in an amount not to exceed seven (7) per cent during any year provided there has been a distribution of Cash Flow pursuant to Section 4.2(b) on account of the Company's prior taxable year of at least $500,000.00 in the aggregate; PROVIDED, FURTHER, that the salary shall not be increased by more than seven (7) per cent in any year without the consent of Members holding 100% of the Percentages. Upon substantiation of the amount and purpose thereof, the Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

            (c) The Manager is entitled to hire such employees as the Manager deems necessary or expedient for the proper operation of the Company and to pay such employees reasonable compensation as determined by the Manager. The Manager is specifically authorized to retain Mackley as Operations Manager of the Company and to pay Mackley an initial salary of $85,000.00 per year (plus benefits as determined by the Manager) subject to no increases except as set forth herein; PROVIDED, HOWEVER, that such salary may be increased in an amount not to exceed seven (7) per cent during any year provided there has been a distribution of Cash Flow pursuant to Section 4.2(b) on account of the Company's prior taxable year of at least $500,000.00 in the aggregate; PROVIDED, FURTHER, that the salary shall not be increased by more than seven (7) per cent in any year without the consent of Members holding 100% of the Percentages.

     5.4.   DUTIES OF THE PARTIES.

            (a) The Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager's duties set forth in this Agreement. Manager shall not be obligated to devote his full-time attention to the Company and may engage in such other businesses and activities as the Manager, in his sole discretion, determines.

            (b) Except as otherwise expressly provided in Section 5.4(c), nothing in this Agreement shall be deemed to restrict in any way the rights of the Manager, or of any Affiliate of the Manager, to conduct any other business or activity whatsoever, provided that such other business or activity does not economically harm the Company. Provided the Manager is in compliance with Sections 5.4(b) and 5.4(c), the Manager shall not account to the Company or to any other Member with regard to profits or other matters with respect to that business or activity other than making such disclosures as may be necessary to establish such business or activity is not harmful to the Company. Provided the Manager is in compliance with Sections 5.4 (b) and 5.4 (c), the organization of the Company shall be without prejudice to the Manager's respective rights (or the rights of his Affiliates) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of the Manager, any other Member or the Manager's Affiliates. Upon request of Members holding at least 10% of the Percentages, the Manager shall make full disclosure as to the nature of such business or activity and its relationship, if any, to the Company.

            (c) Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length, commercially reasonable terms, and after full disclosure to 100% of the Members.

     5.5.   LIABILITY AND INDEMNIFICATION.

            (a) LIABILITY OF MANAGER. The Manager shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Manager within the scope of the authority conferred on the Manager by this Agreement, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his actions were in the best interests of the Company.

            (b) INDEMNIFICATION. The Company shall indemnify the Manager and each Member for any act performed by the Manager and/or such Member, as the case may be, within the scope of the authority conferred by this Agreement, except with respect to any matter as to which the Manager or such Member shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his actions were in the best interests of the Company. Additionally, the Members acknowledge that Gallo is incurring substantial personal liability by guaranteeing (the "Guarantees") certain or all of the Initial Loans and by encumbering certain assets in which he has an interest, all for the benefit of the Company. The Company shall indemnify Gallo, including his successors, assigns, legal representatives, spouse, co-borrowers and co-guarantors and hold him harmless from and against any and all loss, cost and expense (including attorney fees) incurred by Gallo as a result of the Company's failure to fulfill any of the Company's obligations pursuant to the Initial Loans, the Initial Loan Documents, and any substitute loans or obligations.

     5.6.   ACCESS TO INFORMATION.

            (a) ANNUAL REPORT. Each Member shall be sent annually, but in no event later than 90 days after the close of the Company's fiscal year, a copy of the Company's federal, state and local tax returns and such other information as the Company shall prepare with respect to its business and financial condition. Upon reasonable demand and for any purpose reasonably related to the Member's interest as a Member, each Member may, subject to Section 5.6(b) hereof, obtain from the Company (i) true and full information regarding the state of the business and financial condition of the Company and (ii) other information regarding the Company as is just and reasonable.

            (b) CONFIDENTIAL INFORMATION. The Members are entitled to all information relative to the Company. Each Member shall keep confidential any information identified by the Manager as confidential. Any Member who breaches his oblgiations imposed by this Section 5.6(b) shall be liable to the Company for all damages incurred by the Company as a result of such Member's breach of such obligations.

     5.7.   POWER OF ATTORNEY.

            (a) GRANT OF POWER. Each Member constitutes and appoints the Manager as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place and stead, to make, execute, sign, acknowledge and file:

                 (i)    one or more certificates of organization;

                 (ii) all documents (including amendments to certificates of organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change or modification of this Agreement other than documents which do not affect the rights of Members;

                 (iii) any and all other certificates or other instruments required to be filed by the Company under the laws of the Commonwealth of Massachusetts or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the Commonwealth of Massachusetts; and

                 (iv)   one or more fictitious or trade name certificates.

     Prior to executing any such document, Manager will make reasonable efforts to notify the Members of Manager's intention to execute any such document and, if practicable, to obtain the Member's signatures thereon.

            (b) IRREVOCABILITY. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of an Interest, except that if the transferee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

     ARTICLE 6: TRANSFERS.

     6.1.   CERTAIN DEFINITIONS.

     "Family" means a Member's spouse, lineal ancestors or descendants by birth or adoption, siblings, and trusts or other fiduciary arrangements for the exclusive benefit of any of the foregoing individuals.

     For the purposes of this Article 6, the following terms shall have the meanings indicated.

     "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

                 (i) the Member makes an assignment for the benefit of creditors;

                 (ii)   the Member files a voluntary petition of bankruptcy;

                 (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

                 (iv) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

                  (v) the Member seeks, consents to or acquiesces in the appointment of a trustee or receiver for, or liquidation of, the Member or of all or any substantial part of the Member's properties;

                  (vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

                 (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation continues for one hundred twenty
(120) days after the commencement thereof, or the appointment of a trustee, receiver or liquidator for the Member or all or any substantial part of the Member's properties, without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

                 (viii) if the Member is an individual, the Member's death or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

                 (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

                 (x) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

                 (xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or

                 (xii) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

     "Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means voluntarily to sell hypothecate, pledge, assign or otherwise transfer.

     "Voluntary Withdrawal" means a Member's disassociation with the Company by means other than a Transfer or an Involuntary Withdrawal. -

     6.2.   TRANSFERS.

            (a) CONDITIONS OF TRANSFER. Except as permitted in Section 6.2(d) hereof, no person may transfer all or any portion of its Interest unless the following conditions ("Conditions of Transfer") are satisfied:

                 (i) the Transfer will not require registration of the Interests under any federal or state securities laws;

                 (ii) the transferee delivers to the Company a written agreement to be bound by the terms of Article 6 of this Agreement;

                 (iii) the Transfer will not result in the termination of the Company pursuant to Code Section 708;

                 (iv) the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

                 (v) the transferor or the transferee delivers the following information to the Company: (i) the transferee's taxpayer identification number; and (ii) the transferee's initial tax basis in the Transferred Interest;

                 (vi)   the transferor complies with the provisions set forth in
Section 6.3; and

                 (vii) the transfer will not result in the Company having more than 100 Members.

            (b) EFFECT OF TRANSFER. If the Conditions of Transfer are satisfied, then a Member may Transfer all or any portion of that Person's Interest. The Transfer of an Interest pursuant to this Section 6.2 without the written consent of all other Members, shall not result, however, in the Transfer of any of the following rights of the transferor, if any, and the transferee of the interest shall have no right to: (i) become a Member; (ii) exercise any rights other than those specifically pertaining to the ownership of an economic interest; or (iii) act as an agent of the Company. Provided there is compliance herewith by such transferee (or, in lieu thereof, a waiver by all other Members of any transfer restrictions), such transferee may become a Member upon the written consent of all other Members which consent may not be reasonably withheld or delayed.

            (c) REASONABLENESS. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.2 in view of the purposes of the Company and the relationship of the Members. The Transfer of any interest in the Company in violation of the prohibition contained in this
Section 6.2 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom an interest in the Company is attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, or act as an agent of the Company other than to receive distributions from the Company, or have any other rights in or with respect to the Company.

            (d) PERMITTED TRANSFERS. Notwithstanding anything set forth in this Agreement to the contrary, any Member may, at any time and from time to time, Transfer all, or any portion of, any Interest or rights in the Company to any other Member or any member of the Member's Family and such transferee will be deemed a Member to the extent of the Interest or rights so transferred.

     6.3.   RIGHT OF FIRST REFUSAL.

            (a) RECEIPT OF OFFER. If a Member (individually, a "Transferor") receives a bona fide written offer (the "Transferee Offer") from any other Person (a "Transferee") to purchase all or any portion of the Transferor's Interest (the "Transferor "Interest") then, prior to any Transfer of the Transferor Interest, the Transferor shall give the remaining Members (the "Remaining Members") written notice (the "Transfer Notice") containing each of the following:

                 (i) the Transferee's identity;

                 (ii) a true and complete copy of the Transferee offer; and

                 (iii) the Transferor's offer (the "Offer") to sell the Transferor Interest to the Remaining Members for a total price equal to the price set forth in the Transferee Offer (the "Transfer Purchase Price"), which shall be payable on the terms of payment set forth in the Transferee Offer.

            (b) OFFER PERIOD. The Offer shall be and remain irrevocable for a period (the "Offer Period") ending at 11:59 P.M. local time at the Company's principal office, on the thirtieth (30th) day following the date the Transfer Notice is given to the Remaining Members. At any time during the Offer Period, a Remaining Member may accept the offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that his respective Percentage bears to the total Percentages of all of the Remaining Members who desire to accept the Offer. If one or more Remaining Members accept the Offer, then the parties shall fix a closing date (the "Transfer Closing Date") for the purchase, which shall not be earlier than ten (10) or more than ninety (90) days after the expiration of the Offer Period.

            (c) ACCEPTANCE OF OFFER. If any Remaining Member accepts the Offer, the Transfer Purchase Price shall be paid in immediately available funds on the Transfer Closing Date in accordance with the payment terms set forth in the Transferee Offer; PROVIDED, HOWEVER, if the Transferee Offer is payable in installments, each Remaining Member who accepts the Offer may pay the Transfer Purchase Price in the same manner as would the Transferee if the Transferee Offer has been accepted by the Transferor.

            (d) FREE TRANSFER PERIOD. If no Remaining Member accepts the Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the "Free Transfer Period") of thirty
(30) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer (other than Section 6.2(a)(vi)). If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor's right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

            (e) TRANSFER VOID. Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions and conditions of this Section and the other terms, provisions and conditions of this Agreement, shall be null and void and of no force or effect.

     6.4. ADMISSION OF TRANSFEREE AS MEMBER. If the Conditions of Transfer are satisfied, then the transferee shall be admitted as a Member and shall be entitled to exercise the rights of a Member after the consent of all Members, other than the Member whose Interest was transferred.

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     6.5    VOLUNTARY WITHDRAWAL. No Member shall have the right or power to
Voluntarily Withdraw from the Company, except as otherwise provided by this Agreement.

     6.6. WITHDRAWAL. Upon the Voluntary Withdrawal of a Member where the Company is continued as provided in Section 7.1.(c), the Withdrawing Member shall not be entitled to receive in liquidation of the interest in the Company, pursuant to Section 32 of the Act, the fair market value of the Member's Interest as of the date the Member withdrew from the Company. Upon an Involuntary Withdrawal of a Member where the Company is continued as provided in
Section 7.1(c) and the Member's Interest is not purchased by the Company pursuant to Section 6.7, the Withdrawing Member shall be entitled to be paid by the Company the Appraised Value of the Member's Interest over such period of time and on such other terms as Members holding a majority of the Interests in the Company (excluding the Interests of the Withdrawing Member) so determine; PROVIDED, HOWEVER, that the obligations of the Company to make payments pursuant to this Section 6.6 shall be effective only to the extent that there is sufficient cash flow to pay all operating expenses of the Company; PROVIDED, FURTHER, that any payments not made shall be deferred to, and made when, the Company has sufficient cash flow to make such payment. A Withdrawing Member must exercise his rights pursuant to this Section 6.6 not later than the sixtieth
(60th) day following the expiration of the Withdrawal Offer Period set forth in
Section 6.7(b).

     6.7.   OPTIONAL BUY-OUT IN EVENT OF INVOLUNTARY WITHDRAWAL.

            (a) WITHDRAWAL OFFER. If the Members elect to continue the Company after an Involuntary Withdrawal, the withdrawn Member shall be deemed to offer for sale (the "Withdrawal Offer") to the Company the Interest owned of record and beneficially by the withdrawn Member (the "Withdrawal Interest"). The buy-out provisions of this Section 6.7 shall be in lieu of any buy-out rights the withdrawn Member may have from the Company pursuant to the Act or otherwise.

            (b) WITHDRAWAL OFFER PERIOD. The Withdrawal Offer shall be and remain irrevocable for a period (the "Withdrawal Offer Period") ending at 11:59 P.M., local time at the Company's principal office on the sixtieth (60th) day following the date the Member elect to continue the Company. At any time during the Withdrawal Offer Period, the Company may accept the Withdrawal Offer by notifying the withdrawn Member (the "Withdrawal Notice") of its acceptance. The withdrawn Member shall not be deemed a Member or Manager for the purpose of the vote on whether the Company shall accept the Withdrawal Offer.

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            (c)  WITHDRAWAL CLOSING DATE. If the Company accepts the Withdrawal
Offer, the Withdrawal Notice shall fix a closing date (the "Withdrawal Closing Date") for the purchase which shall be not earlier than ten (10) or later than ninety (90) days after the expiration of the Withdrawal Period.

            (d) WITHDRAWAL PURCHASE PRICE. If the Company accepts the Withdrawal Offer, the Company shall purchase the Withdrawal Interest for a price equal to the amount the withdrawn Member would receive if the Company were liquidated and an amount equal to the Appraised Value were available for distribution to the Members pursuant to Section 4.5 (the "Withdrawal Purchase Price"). The Withdrawal Purchase Price shall be paid in cash on the Withdrawal Closing Date.

            (e) FAILURE TO ACCEPT WITHDRAWAL OFFER. If the Company fails to accept the Withdrawal Offer, then the withdrawn Member or the withdrawn Member's successor, as the case may be, upon the expiration of the Withdrawal Offer Period, thereafter shall be treated as the unadmitted assignee of a Member.

     6.8.   APPRAISED VALUE.

            (a) APPRAISAL. The term "Appraised Value" means the appraised value of the Withdrawn Member's equity in the Company's assets as hereinafter provided. Within fifteen (15) days after demand by either one to the other, the Company and the withdrawn Member shall each appoint an appraiser to determine the value of the equity in the Company's assets. If the two appraisers agree upon Withdrawn Member's equity value, they shall jointly render a single written report stating that value. If the two appraisers cannot agree upon such equity value, shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company's assets and determine the value of the Withdrawn Member's equity therein, and shall render a written report of his opinion thereon. Each party shall pay the fees and other costs of the appraiser appointed by that party, and the fees and other costs of the third appraiser shall be shared equally by both parties. In determining the appraised value of the seller's equity in the Company, the appraisers shall take into account, if appropriate, any discount for lack of marketability and minority interest.

            (b) CERTAIN DETERMINATIONS. The equity value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value; provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern.

     6.9. INSTALLMENT PURCHASE. If the Company or the Remaining Members, as the case may be (the "Purchaser"), elect to pay the Withdrawal Purchase Price on an installment basis (the "Indebtedness"), the Purchaser shall evidence the obligation to pay the Indebtedness by executing and delivering under seal its or their promissory note to the withdrawn Member or the Transferor (the "Payee") in the form approved by the Manager.

     6.10.  INSOLVENCY.

            (a) CORRECTIVE ACTION. If the Company is not lawfully permitted to purchase all of the interest of a Member as required pursuant to this Agreement or to pay, from time to time, any amount owed with respect to the deferred Purchase Price (the "Indebtedness"): (i) the entire amount which may lawfully be paid shall be paid immediately on such account; and (ii) the surviving or remaining Members shall promptly take those steps that are appropriate or necessary to enable the Company to pay the balance which is then due, including, by way of illustration and not by way of limitation, the obtaining of an up-to-date appraisal of the assets of the Company or including in any note given to evidence the Indebtedness that language which is required (under Section 35 of the Act) to allow the Company to issue the note (and the payee hereby consents to the inclusion of that language in the note), provided that the foregoing shall not require any Member to make any capital contribution.

            (b) ASSUMPTION. If the Company is unable to pay lawfully for the Interest of a Member purchased under the applicable provisions of this Agreement after taking all of the actions specified in clause (ii) of Section 6.10(a) of this Agreement, then the surviving or remaining Members, at their option, may assume the Company's obligation to purchase and shall purchase the balance of the Interest of a Member to be purchased under the applicable provisions of this Agreement, at the price and subject to the other terms and conditions set forth in this Agreement. In such event, each surviving or remaining Member who agrees to assume the Company's obligation as set forth in the prior sentence; PROVIDED, HOWEVER, that Member shall pay for his pro rata portion of the Interest of the Member.

     ARTICLE 7: DISSOLUTION.

     7.1. EVENTS OF DISSOLUTION. The Company shall be dissolved upon the happening of any of the following events:

     (a)    when the period fixed for its duration in Section 2.5 has expired;

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     (b)    upon the unanimous written agreement of all of the Members; or

     (c) upon the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless Members owning a majority of the remaining Percentage Interests within ninety (90) days after the event or occurrence, elect to continue the business of the Company.

     7.2. PROCEDURE FOR WINDING UP AND DISSOLUTION. If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors (other than as the result of unpaid distributions), in satisfaction of the liabilities of the Company, and then to the Members in accordance with Section 4.5.

     7.3. FILING OF A CERTIFICATE OF CANCELLATION. If the Company is dissolved and its winding up has been completed, the Manager shall promptly file a Certificate of Cancellation with the Office of the Secretary of the Commonwealth.

     ARTICLE 8: BOOKS & RECORDS.

     8.1. BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     8.2.   BOOKS AND RECORDS.

     (a) MAINTENANCE OF RECORDS. The Manager shall keep or cause to be kept complete and accurate books and records of the Company. These records shall include, but not be limited to: (i) a current list of the name and address of each Member and Manager; (ii) a copy of the Certificate of Organization and all Certificates of Amendment thereto (including powers of attorney executed in connection with these certificates); (iii) copies of the Company's federal, state, and local income tax returns and reports for the three most recent years;
(iv) copies of this Operating Agreement and any documents incorporated by reference into this Operating Agreement; and (v) copies of any financial statements of the Company for the three most recent years.

     (b) INSPECTION. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's office in the Commonwealth for inspection and copying by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

     (c) REIMBURSEMENT. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

     8.3. ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company shall be the calendar year, subject to the requirements and limitations of the Code.

     8.4. REPORTS. Within seventy-five (75) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within seventy five (75) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Member's income tax returns for that year. At the request of 100% of the Members, and at the requesting Members' expense, the Manager shall cause an audit of the Company's books and records to be prepared by independent accountants for the period requested by the Member.

     8.5. TAX MATTERS PARTNER. Gallo shall be the "tax matters partner" of the Company for the purposes of Code Section 6231.

     8.6. TAX ELECTIONS. The Manager shall have the authority to make all Company elections permitted under the Code, including without limitation elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Manager's sole and absolute discretion, subject only to his obligation to act in the best interest of the Company and the Members.

     8.7. TITLE TO COMPANY PROPERTY. All real property, personal property, permits, licenses, patents, proprietary information and all other assets acquired by, or assigned to, the Company shall be acquired and held by the Company in its name.

     8.8. GOOD FAITH AND FAIR DEALING. The implied covenant of good faith and fair dealing is expressly made applicable to the Members, the Manager and the matters set forth herein and governed thereby,

     ARTICLE 9: MISCELLANEOUS

     9.1. ASSURANCES. The Manager shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

     9.2. NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given:
(i) three (3) days after the date mailed, postage prepaid, by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, provided that a receipt is signed by the recipient; (iii) two business days after having been delivered, delivery charges prepaid, to Federal Express or other reputable overnight courier; or (iv) upon receipt of a facsimile transmission by the recipient, provided that a copy thereof is also transmitted in any other manner permitted hereby. Such notices, requests and consents shall be given to Members at the Members' last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office specified in Section
2.6. Whenever any notice is required to be given by law, the Certificate of Organization or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

     9.3. SPECIFIC PERFORMANCE. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     9.4. COMPLETE AGREEMENT. This Agreement constitutes the complete and exclusive statement of the agreement among the Members and the Manager. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Members.

     9.5. APPLICABLE LAW. All issues concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the Commonwealth of Massachusetts.

     9.6. SECTION TITLES. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

     9.7. BINDING PROVISIONS. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

     9.8. JURISDICTION AND VENUE. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having jurisdiction over the subject matter of the dispute or matter. All Members and the Manager hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

     9.9. TERMS. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

     9.10. SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     9.11. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     9.12. ESTOPPEL CERTIFICATE. Each Member shall, within ten (10) days after written request by the Manager, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within that ten (10) day period, the Manager shall execute and deliver the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.7 of this Agreement.

     IN WITNESS WHEREOF, this Operating Agreement is executed to be effective as a sealed instrument as of the date first above written.


                                                     MEMBERS:

                                                     /s/ Louis R. Gallo
                                                     ---------------------------
                                                     Louis R. Gallo

                                                     /s/ Charles W. Johnson
                                                     ---------------------------
                                                     Charles W. Johnson

                                                     /s/ David L. Valdina
                                                     ---------------------------
                                                     David L. Valdina

                                                     /s/ David W. Mackley
                                                     ---------------------------
                                                     David W. Mackley

MANAGER:

/s/ Louis R. Gallo
---------------------------
Louis R. Gallo

                                                                       EXHIBIT B

                                                               FILED
                                                         FEB 27 [ILLEGIBLE]
                                                   SECRETARY OF THE COMMONWEALTH
                                                       CORPORATIONS DIVISION


                           CERTIFICATE OF ORGANIZATION

                                       OF

                        ROCHESTER ENVIRONMENTAL PARK, LLC

     The undersigned, being authorized to execute and file this Certificate for the purpose of forming a limited liability company under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:

     1. NAME OF THE COMPANY. The name of the limited liability company (the "Company") is Rochester Environmental Park, LLC.

     2. OFFICE OF THE COMPANY. The address of the office of the Company at which its records will be maintained is 50 Cranberry Highway, Rochester, Massachusetts 02770.

     3. BUSINESS OF THE COMPANY. The general character of the business of the Company is: (a) to operate a recycling business and environmental park; (b) to own and utilize real and personal property; and (c) to otherwise engage in any lawful act or activity for which limited liability companies may be organized under Chapter 156C of the Massachusetts General Laws.

     4. DATE OF DISSOLUTION. The latest date on which the Company shall dissolve is December 31, 2022.

     5. AGENT FOR SERVICE OF PROCESS. The name and business address of the agent for service of process is:

     NAME                                            BUSINESS ADDRESS

     Louis R. Gallo                                  845 Sandwich Road
                                                     P.O. Box 4431
                                                     Sagamore, MA 02561

     6.  MANAGER. The name and business address of the Manager is as follows:

     NAME                                            BUSINESS ADDRESS

     Louis R. Gallo                                  845 Sandwich Road
                                                     P.O. Box 4431
                                                     Sagamore, MA 02561

     7. EXECUTION OF DOCUMENTS. The name and business address of each person, other than the Manager, who is authorized to execute documents to be filed with the Corporations Division of the Office of the Secretary of the Commonwealth is as follows:

     NAME                                            BUSINESS ADDRESS

     NONE                                            N/A

     8. EXECUTION OF DOCUMENTS RELATING TO REAL PROPERTY. The name and business address of each person who is authorized to execute, acknowledge, deliver and record any recordable instrument on behalf of the Company purporting to affect an interest in real property, whether to be recorded with a registry of deeds or a district office of the Land Court is as follows:

     NAME                                            BUSINESS ADDRESS

     Louis R. Gallo                                  845 Sandwich Road
                                                     P.O. Box 4431
                                                     Sagamore, MA 02561

     IN WITNESS WHEREOF, I have signed this Certificate of Organization and acknowledged it to be my act this 26 day of February, 1997.

                                                     /s/ Louis R. Gallo
                                                     --------------------------
                                                     Louis R. Gallo
                                                     Manager, hereunto duly
                                                     authorized

                        ROCHESTER ENVIRONMENTAL PARK, LLC

                           CERTIFICATION AS TO MEMBERS

     I, Louis R. Gallo, hereby certify that as of the date hereof, the following persons constitute all of the members of Rochester Environmental Park, LLC (the "LLC") and that each such person holds the percentage interest in the LLC as set forth beside his respective name.

     Louis R. Gallo               53%

     John A. Gallo                 7%

     David W. Mackley             30%

     Charles W. Johnson            8%

     David L. Valdina              2%
                                  ---
               TOTAL             100%

     Executed on this 23rd day of April, 1997.

                                                     /s/ Louis R. Gallo  Manager
                                                     --------------------------
                                                     Louis R. Gallo, Manager

                          COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.                                                      April 23, 1997

     Then personally appeared the above named Louis R. Gallo and acknowledged the foregoing documents to be his free act and deed, before me.

                                                  /s/ [ILLEGIBLE]
                                                  --------------------------
                                                  Notary Public
                                                  My Commission Expires: 5/20/97

                        ROCHESTER ENVIRONMENTAL PARK, LLC

                    AMENDED EXHIBIT B TO OPERATING AGREEMENT

     Effective March 9, 1998, Exhibit B of the Operating Agreement for Rochester Environmental Park, LLC is amended as follows:

MEMBER                             PERCENTAGE
ALTERNATE ENERGY, INC.                70%

ROBERT S. GUNDERSEN                   30%
                                    -------
                   TOTAL             100%

     I, Robert S. Gundersen, duly elected and acting Manager of Rochester Environmental Park, LLC do hereby certify that as of this date the above constitutes 100% of all of the Members of the LLC and that each holds the percentage interest as set forth above.

Executed this 9th day of March, 1998.

/s/ Robert S. Gundersen
---------------------------------------
Robert S. Gundersen, Manager

                                   EXHIBIT C

                                 INITIAL LOANS

                                                        PRINCIPAL NOT TO EXCEED
                                                        AT TIME OF CONSUMMATION
1. First National Bank of New England                           $    600,000.00

2. First National Bank of New England                           $  1,700,000.00

3. Industrial Services Program                                  $    150,000.00

4. Massachusetts Business Development
   Counsel/Department of Environmental
   Protection                                                   $    150,000.00

5. Charles W. Johnson                                           $     30,000.00

6. JARAC, Inc.                                                  $    100,000.00

7. Working Capital
   Loan(s) - (Lender(s) not identified/
   loan commitments not procured).                              $    250,000.00
                                                         ----------------------
                                    TOTAL:                      $  2,980,000.00

               Assignment of Interest in Limited Liability Company

     For consideration paid, the receipt and sufficiency of which is hereby acknowledged, I (the undersigned), being a member of Rochester Environmental Park, LLC, a Massachusetts limited liability company ("REP"), do hereby grant, sell, transfer, assign and deliver all of my right, title and interest in and to my membership interest in REP to Casella Waste Systems, Inc. (the "Buyer"), including any and all interests in capital, profits, losses, distribution, loans and any other rights to which I may be entitled under the Operating Agreement for REP, as amended from time to time. This Assignment is being delivered pursuant to that certain Agreement dated as of December 30, 1999 by and among the Buyer, Alternate Energy, Inc., REP and the undersigned, as amended (the "Agreement")

     I further warrant, represent and covenant that I am the lawful owner of good, valid and marketable title to my interest in REP, free and clear of all liens, charges, covenants, conditions, restrictions, voting trust arrangements, encumbrances, options and adverse claims or rights whatsoever and that I have the right to transfer and assign my interest. I will warrant and defend my title and the right to assign my interest against all claims and demands of all persons.

     By my execution of this Assignment, I hereby acknowledge and agree that this instrument shall not affect the rights and obligations of any party under the Agreement, which shall remain in full force and effect.

     EXECUTED under seal as of the 15th day of February, 2000.

                                                     /s/ Robert S. Gundersen
                                                     --------------------------
                                                     Robert S. Gundersen